Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

RadiSys Corporation:

We consent to the incorporation by reference in the registration statements Nos. 333-49092 and 333-146977 on Form S-3 and registration statements Nos. 333-80577, 333-00514, 333-46473, 333-137060, 333-80087, 333-80089, 333-85093, 333-38966, 333-38988, 333-50582, 333-50584, 333-68362, 333-106670, 333-111520, 333-116570, 333-126189, 333-142968, 333-142969, 333-158959, 333-162230, and 333-162231 on Form S-8 of RadiSys Corporation of our reports dated March 15, 2010, with respect to the consolidated balance sheets of RadiSys Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of RadiSys Corporation.

Our report dated March 15, 2010, on the consolidated financial statements, contains an explanatory paragraph that states the Company retrospectively changed its method of accounting for convertible debt instruments that may be settled in cash upon conversion in 2009.

/s/    KPMG LLP

Portland, Oregon

March 15, 2010